Exhibit 99.3

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT

MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE

NEW YORK, November 19, 2009 – Philip Morris International Inc. (NYSE/Euronext Paris: PM) Chairman and Chief Executive Officer, Louis Camilleri, addresses investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.

The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 12 Noon Eastern Time at www.pmintl.com. An archived copy of the webcast, together with slides, will be available on the same site.

The presentation will include the following key highlights:

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The company reaffirmed its forecast for 2009 reported full-year diluted earnings per share of $3.20 to $3.25, stated in its third-quarter results on October 22, 2009, and announced it expects to be at the high end of the range. Excluding currency at the then prevailing exchange rates, diluted earnings per share are projected to increase by approximately 12%-14%;

•	The company announced a new initiative to generate an additional $750 million to $1.0 billion in cash through improvements in working capital over the period 2010-2012;

•	Since the March 2008 spin-off, $15 billion has been returned to the company’s shareholders, through dividends and share repurchases, representing more than 15% of its current market capitalization.

The presentation may contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

PMI is subject to other risks detailed from time to time in its publicly filed documents, including those described under Item 1A, “Risk Factors” in PMI’s Form 10-K for the year ended December 31, 2008, and Form 10-Q for the quarter ended September 30, 2009. PMI cautions that any of these risks and uncertainties could cause actual results and outcomes to differ materially from those contained in or implied by the forward-looking statements and does not undertake to update any forward-looking statements that it may make, except in the normal course of its disclosure obligations.

For more information, see www.pmintl.com.

Contact:

Investor Relations

New York +1 (917) 663 2233

Lausanne +41 (0)58 242 4666

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) [NYSE/Euronext Paris: PM] is the leading international tobacco company, with seven of the world’s top 15 brands including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in approximately 160 countries. The Company held an estimated 15.6% share of the international cigarette market outside of the United States in 2008. For more information, see www.pmintl.com.

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